Exhibit 21.1

Technip Energies N.V.
Significant Subsidiaries of Registrant

Legal Entity Name	Country of Incorporation

South Tambey LNG	France
Technip Eurocash SNC	France
Technip France SA	France
Yamgaz SNC	France
GYGAZ SNC	France
Technip India Limited	India
Technip Italy S.P.A.	Italy
Technip Geoproduction (M) Sdn. Bhd.	Malaysia
Technip Benelux B.V.	Netherlands
Technip Rus LLC	Russian Federation
Technip Saudi Arabia Limited	Saudi Arabia
Technip E&C Limited	United Kingdom
Technip Stone & Webster Process Technology, Inc.	United States
Technip USA, Inc.	United States